Exhibit 21

Subsidiaries of Hallmark Financial Services, Inc.

Name of Subsidiary		Jurisdiction of Incorporation

o	Aerospace Claims Management Group, Inc.*	Texas
o	Aerospace Flight, Inc.*	Texas
o	Aerospace Holdings, LLC*	Texas
o	Aerospace Insurance Managers, Inc.*	Texas
o	Aerospace Special Risk, Inc.*	Texas
o	American Hallmark General Agency, Inc.	Texas
(d/b/a Hallmark Insurance Company)
o	American Hallmark Insurance Company of Texas*	Texas
o	American Hallmark Insurance Services, Inc.*	Texas
o	CYR Insurance Management Company*	Texas
o	Effective Claims Management, Inc.*	Texas
o	Hallmark Claims Service, Inc.	Texas
(d/b/a Hallmark Insurance Company)
o	Hallmark County Mutual Insurance Company*	Texas
(controlled through a management agreement)
o	Hallmark Finance Corporation*	Texas
o	Hallmark Insurance Company*	Arizona
o	Hallmark National Insurance Company*	Ohio
o	Hallmark Specialty Insurance Company*	Oklahoma
o	Hardscrabble Data Solutions, LLC*	New Jersey
o	Heath XS, LLC*	New Jersey
o	Pan American Acceptance Corporation*	Texas
o	TBIC Holding Corporation, Inc.*	Texas
o	TBIC Risk Management, Inc.*	Texas
o	Texas Builders Insurance Company*	Texas
o	Hallmark Specialty Underwriters, Inc.*	Texas
o	TGA Special Risk, Inc.*	Texas

* Conducts business under its corporate name.